EXHIBIT 99.1

Chicopee Bancorp, Inc. Reports Second Quarter Results and Announces Quarterly Cash Dividend of $0.09 per Share

CHICOPEE, Mass., July 22, 2016 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the “Company”) (NASDAQ:CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the unaudited results of operations for the three and six months ended June 30, 2016.

The Company also announced on July 22, 2016, that its Board of Directors declared a quarterly cash dividend of $0.09 per share. Stockholders of record on August 5, 2016 will receive the cash dividend on or about August 19, 2016.

Net Income for the Three Months Ended June 30, 2016
The Company reported a decrease of $521,000, or 70.2%, in net income for the three months ended June 30, 2016, to $221,000, or $0.04 diluted earnings per share, compared to $742,000, or $0.15 diluted earnings per share, for the three months ended June 30, 2015. Earnings for the three months ended June 30, 2016 were impacted by $775,000 in merger-related expenses relating to the pending merger with Westfield Financial, Inc. (“WFD”). Excluding non-deductible merger-related expenses of $775,000, or $0.16 per diluted share, the Company would have reported pre-tax income of $1.4 million for the three months ended June 30, 2016 compared to pre-tax income of $1.0 million for the three months ended June 30, 2015 – an increase of $346,000, or 33.9%.

The decrease in net income of $521,000, or 70.2%, for the three months ended June 30, 2016 compared to the three months ended June 30, 2015, was primarily due to the increase in non-interest expense of $814,000, or 17.1%, and an increase of $92,000, or 33.1%, in income tax expense. The increase in income tax expense was due to the higher level of taxable income resulting from the non-deductible merger-related expenses during the three months ended June 30, 2016. The increase in non-interest expense was partially offset by the $256,000, or 4.9%, increase in net interest income, the decrease in the provision for loan losses of $86,000, or 41.5%, and an increase in non-interest income of $43,000, or 5.7%.

Net Interest Income and Net Interest Margin
Net interest income increased $256,000, or 4.9%, from $5.3 million for the three months ended June 30, 2015 to $5.5 million for the three months ended June 30, 2016. The increase in net interest income was due to the $283,000, or 4.5%, increase in interest and dividend income, partially offset by the increase in interest expense of $27,000, or 2.6%, over the same period in 2015. The increase in interest income of $283,000, or 4.5%, was primarily due to the $38.4 million, or 6.9% increase in average loans outstanding from $559.0 million for the three months ended June 30, 2015 to $597.4 million, for the three months ended June 30, 2016. The increase in interest expense was due to the $47,000, or 6.7%, increase in interest expense on deposits, partially offset by the $20,000, or 6.3%, decrease in interest expense on Federal Home Loan Bank (FHLB) advances.

The net interest margin decreased one basis point from 3.52% for the three months ended June 30, 2015 to 3.51% for the three months ended June 30, 2016. The interest rate spread decreased three basis points from 3.32% for the three months ended June 30, 2015 to 3.29% for the three months ended June 30, 2016. The average yield on assets decreased three basis points from 4.18% for the three months ended June 30, 2015 to 4.15% for the three months ended June 30, 2016. The average cost of funds remained unchanged at 0.86% due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average cost of time deposits decreased three basis points from 1.22% for the three months ended June 30, 2015 to 1.19% for the three months ended June 30, 2016.

Average interest-earning assets increased $32.2 million, or 5.1%, from $625.7 million for the three months ended June 30, 2015 to $657.9 million for the three months ended June 30, 2016. The increase in average interest-earning assets was due to the $38.4 million, or 6.9%, increase in average loans, partially offset by the $4.6 million, or 16.1%, decrease in in other interest-earning assets and the $1.6 million, or 4.2%, decrease in average investments. The average balance of demand deposit accounts, an interest free source of funds, increased $19.1 million, or 20.0%, for the three months ended June 30, 2016 compared to the three months ended June 30, 2015.

Provision for Loan Losses
The provision for loan losses decreased $86,000, or 41.5%, to $121,000, for the three months ended June 30, 2016, compared to $207,000 for the three months ended June 30, 2015. Non-performing loans increased $718,000, or 11.4%, from $6.3 million, or 1.11% of total loans, at June 30, 2015, to $7.0 million, or 1.16% of total loans, at June 30, 2016. Total non-performing assets increased $719,000, or 9.7%, from $7.4 million, or 1.10% of total assets, at June 30, 2015, to $8.1 million, or 1.15% of total assets, at June 30, 2016. The allowance for loan losses as a percentage of total loans increased from 0.94% at June 30, 2015 to 0.95% at June 30, 2016. The allowance for loan losses as a percentage of non-performing loans decreased from 85.5% at June 30, 2015 to 81.6% at June 30, 2016.

Non-Interest Income
For the three months ended June 30, 2016, non-interest income of $791,000 increased $43,000, or 5.7%, from $748,000 for the three months ended June 30, 2015. The increase in non-interest income was due to the $49,000, or 8.4%, increase in income from service charges, fees and commissions, a gain on the sale of other real estate owned (“OREO”) of $20,000, partially offset by a $17,000, or 22.1%, decrease in income from loan sales and servicing, net, and a decrease of $9,000, or 10.3%, in income from bank owned life insurance (BOLI).

Non-Interest Expense
Non-interest expense of $5.6 million for the three months ended June 30, 2016 increased $814,000, or 17.1%, compared to the same three months in 2015. The increase was primarily due to merger-related expenses of $775,000 due to the pending merger with WFD. Merger-related expenses include investment banking costs associated with a fairness opinion and legal fees for the drafting of the definitive merger agreement and regulatory approvals. Excluding the merger-related expenses, non-interest expense would have increased $39,000, or 0.8%, from $4.8 million for the three months ended June 30, 2015 to $4.8 million for the three months ended June 30, 2016. For the three months ended June 30, 2016 compared to the three months ended June 30, 2015, salaries and benefits of $2.7 million increased $130,000, or 5.1%, data processing increased $16,000, or 3.7%, advertising expense increased $16,000, or 11.1%, and occupancy expense increased $14,000, or 3.8%. These increases were partially offset by the decrease in professional fees of $74,000, or 36.6%, a decrease in foreclosure related expenses of $16,000, or 17.0%, a decrease in furniture and equipment of $13,000, or 7.7%, a decrease in FDIC insurance expense of $15,000, or 12.7%, and a decrease in other non-interest expense of $18,000, or 2.9%.

For the three months ended June 30, 2016, the Company’s efficiency ratio, calculated using net interest income under U.S. Generally Accepted Accounting Principles (“GAAP”), of 88.7% increased from 79.6% for the three months ended June 30, 2015. The non-GAAP efficiency ratio for the three months ended June 30, 2016, which is calculated using tax equivalent net interest income, was 85.8% compared to 76.5% for the three months ended June 30, 2015.  Excluding the impact of pre-tax merger-related expenses, the non-GAAP efficiency ratio for the three months ended June 30, 2016 was 73.9%.

Income Tax
The majority of the Company’s merger-related expenses are non-deductible, which had the consequence of increasing its effective tax rate for the three months ended June 30, 2016 to 62.6%, compared to 27.2% for the three months ended June 30, 2015.

Net Income for the Six Months Ended June 30, 2016
The Company reported a decrease of $138,000, or 13.1%, in net income for the six months ended June 30, 2016, to $918,000, or $0.19 diluted earnings per share, compared to $1.1 million, or $0.21 diluted earnings per share, for the six months ended June 30, 2015. Earnings for the six months ended June 30, 2016 were impacted by $775,000 in merger-related expenses relating to the pending merger with WFD. Excluding non-deductible merger-related expenses of $775,000, or $0.16 per diluted share, the Company would have reported pre-tax income of $2.4 million for the six months ended June 30, 2016 compared to pre-tax income of $1.4 million for the six months ended June 30, 2015 – an increase of $938,000, or 66.2%.

The decrease in net income of $138,000, or 13.1%, for the six months ended June 30, 2016 compared to the six months ended June 30, 2015, was primarily due to the $987,000, or 10.2%, increase in non-interest expense and an increase of $301,000, or 83.6%, in income tax expense, partially offset by the increase in net interest income of $672,000, or 6.5%, a decrease in provision for loan losses of $431,000, or 71.0%, and the $47,000, or 3.4%, increase in non-interest income.

Net Interest Income and Net Interest Margin
The increase in net interest income of $672,000, or 6.5%, from $10.3 million for the six months June 30, 2015 to $10.9 million for the six months ended June 30, 2016 was due to the $756,000, or 6.2%, increase in interest and dividend income, partially offset by the $84,000, or 4.2%, increase in interest expense. The increase in interest and dividend income was primarily due to the $44.2 million, or 8.1%, increase in average loans for the six months ended June 30, 2016 over the comparable period in 2015.

Average interest earning assets for the six months ended June 30, 2016, increased $36.1 million, or 5.9%, from the same period in 2015. The increase in average earning assets was due to the $44.2 million, or 8.1%, increase in average net loans, partially offset by the decrease in other interest earning assets of $6.9 million, or 22.0% and the decrease in average investments of $1.2 million, or 3.2%. The yield on interest earning assets decreased one basis point from 4.17%, for the six months ended June 30, 2015, to 4.16% for the six months ended June 30, 2016. The decrease in the yield on interest-earning assets was primarily due to the eight basis point decrease in the loan yield, partially offset by the 23 basis point increase in the tax-effected investment yield. The cost of funds remained unchanged at 0.86% and was driven primarily by the one basis point decrease in the cost of deposits and the ten basis point increase in the cost of FHLB advances. The cost of certificates of deposits decreased four basis points from 1.23% for the six months ended June 30, 2015 to 1.19% for the six months ended June 30, 2016. Deposit costs decreased due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The net interest margin for the six months ended June 30, 2016 remained unchanged from 3.52% for the six months ended June 30, 2015. The interest rate spread decreased one basis point from 3.31% for the six months ended June 30, 2015 to 3.30% for the six months ended June 30, 2016. The average balance of demand deposit accounts, an interest free source of funds, increased $15.1 million, or 15.9%, for the six months ended June 30, 2016 compared to the six months ended June 30, 2015.

Provision for Loan Losses
The provision for loan losses decreased $431,000, or 71.0%, from $607,000 for the six months ended June 30, 2015 to $176,000 for the six months ended June 30, 2016. For the six months ended June 30, 2016, net charge-offs decreased $86,000, or 64.2%, to $48,000, or 0.01% of total average loans, from $134,000, or 0.02% of total average loans, for the six months ended June 30, 2015.

Non-Interest Income
Non-interest income increased $47,000, or 3.4%, from $1.4 million, or 0.43% of average assets, for the six months ended June 30, 2015 to $1.4 million, or 0.42% of average assets, for the six months ended June 30, 2016. Income from service charges, fees and commissions increased $123,000, or 11.2%, income from loan sales and servicing, net, increased $19,000, or 16.4%, and gains on other real estate owned (OREO) increased $21,000, or 100.0%. These improvements were partially offset by OREO write-downs of $104,000 and a decrease in income from BOLI of $12,000, or 6.9%.

Non-Interest Expense
Non-interest expense of $10.6 million for the six months ended June 30, 2016 increased $987,000, or 10.2%, compared to the same six months in 2015. The increase was primarily due to merger-related expenses of $775,000 due to the pending merger with WFD. Merger-related expenses include investment banking costs associated with a fairness opinion and legal fees for the drafting of the definitive merger agreement and regulatory approvals. Excluding the merger-related expenses, non-interest expense would have increased $212,000, or 2.2%, from $9.6 million for the six months ended June 30, 2015 to $9.9 million for the six months ended June 30, 2016. During the same period, salaries and benefits increased $302,000, or 5.9%, data processing increased $69,000, or 8.2%, other non-interest expense increased $44,000, or 3.6%, advertising expense increased $31,000, or 10.7%, and stationery, supplies and postage increased $11,000, or 8.3%. These increases were partially offset by a decrease in foreclosure and loan collection expenses of $91,000, or 35.8%, a decrease in furniture and equipment of $41,000, or 11.7%, a decrease in professional fees of $41,000, or 10.8%, a decrease in occupancy expense of $40,000, or 4.7%, and a decrease in FDIC insurance expense of $32,000, or 13.3%.

For the six months ended June 30, 2016, the Company’s GAAP efficiency ratio of 85.8% increased from 82.7% for the six months ended June 30, 2015. The non-GAAP efficiency ratio for the six months ended June 30, 2016, which is calculated using tax equivalent net interest income, was 82.2% compared to 79.4% for the six months ended June 30, 2015.  Excluding the impact of pre-tax merger-related expenses, the non-GAAP efficiency ratio for the six months ended June 30, 2016 was 76.2%.

Income Tax
The majority of the Company’s merger-related expenses are non-deductible, which had the consequence of increasing its effective tax rate for the six months ended June 30, 2016 to 41.9%, compared to 25.4% for the six months ended June 30, 2015.

Balance Sheet
Total assets increased $23.2 million, or 3.4%, from $678.6 million at December 31, 2015 to $701.8 million at June 30, 2016. The increase in total assets was primarily due to the increase in net loans of $18.3 million, or 3.2%, and the increase in cash and cash equivalents of $6.1 million, or 21.5%, partially offset by the decrease in investments of $658,000, or 2.0%.

Loans
The $18.3 million, or 3.2%, increase in net loans was due to an increase of $9.8 million, or 3.4%, in commercial real estate loans, an increase of $6.4 million, or 5.0%, in one- to four-family real estate loans, an increase of $2.3 million, or 5.8%, in home equity loans, an increase of $395,000, or 0.7%, in construction loans, and an increase of $130,000, or 5.2%, in consumer loans. These increases were partially offset by a decrease of $603,000, or 0.8%, in commercial and industrial loans. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. The Company currently services $79.3 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

Asset Quality
At June 30, 2016, the allowance for loan losses was $5.7 million, or 0.95% of total loans, an increase of $128,000, or 2.3%, from December 31, 2015. The allowance for loan losses as a percentage of non-performing loans decreased from 87.8% at December 31, 2015 to 81.6% at June 30, 2016. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management reviews trends in historical loss rates and projected loss rates, as well as economic factors on a quarterly basis. The quarterly review also includes assessing the specific allowance needs for impaired loans.

Asset quality continues to be the top focus for management and we continue to proactively work aggressively to resolve problem loans as they arise. Non-performing assets increased $264,000, or 3.4%, from $7.8 million, or 1.15% of total assets, at December 31, 2015 to $8.1 million, or 1.15% of total assets at June 30, 2016. Non-performing assets at June 30, 2016, included $7.0 million of non-performing loans and $1.1 million in other real estate owned.

Of the $7.0 million in non-performing loans, $3.7 million, or 52.6%, are one-to-four family residential loans, $1.7 million, or 23.6%, are commercial real estate loans, $1.2 million, or 17.0%, are commercial and industrial loans, $213,000, or 3.0%, are commercial construction loans,  $15,000, or 0.2%, are consumer loans, and $251,000, or 3.6% are home equity loans. At June 30, 2016, total delinquency was 0.57% compared to 1.16% at June 30, 2015. For the six months ended June 30, 2016, the Company reported net charge-offs of $48,000, or 0.01%, of total average loans, compared to net charge-offs of $134,000, or 0.02% of total average loans, for the same period in 2015.

Investments
The held-to-maturity investment portfolio decreased $638,000, or 2.0%, from $32.2 million at December 31, 2015 to $31.6 million at June 30, 2016. The fair value of available-for-sale securities decreased $20,000, or 4.7%, from $426,000 at December 31, 2015 to $406,000 at June 30, 2016.

Deposits
Total deposits increased $33.5 million, or 6.6%, from $507.1 million at December 31, 2015 to $540.6 million at June 30, 2016. Core deposits, which the Company defines as all deposits except certificates of deposit, increased $27.5 million, or 8.7%, from $316.2 million at December 31, 2015 to $343.8 million at June 30, 2016. Demand deposits increased $14.0 million, or 13.7%, to $116.5 million, money market accounts increased $9.2 million, or 7.9%, to $125.5 million, NOW accounts increased $1.7 million, or 3.8%, to $47.0 million, and savings accounts increased $2.5 million, or 4.8%, to $54.9 million. Certificates of deposit increased $6.0 million, or 3.1%, from $190.9 million at December 31, 2015 to $196.9 million at June 30, 2016.

FHLB Advances
FHLB advances decreased $10.9 million, or 13.4%, from $81.3 million at December 31, 2015 to $70.5 million at June 30, 2016 as a portion of excess funds were used to pay off maturing advances.

Capital
Stockholders’ equity was $89.8 million, or 12.8% of total assets, at June 30, 2016 compared to $89.3 million, or 13.2% of total assets, at December 31, 2015. The Company’s stockholders’ equity increased as a result of net income of $918,000 for the six months ended June 30, 2016, a decrease in treasury stock of $158,000, or 0.5%, due to the release of 11,600 shares to fund employee stock option exercises, an allocation of unearned compensation of $150,000, or 5.0%, and an increase in additional paid-in-capital of $178,000, or 4.3%, partially offset by the $939,000 in cash dividends paid during the six months ended June 30, 2016.

At June 30, 2016, the Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations. The Company’s book value per share increased by $0.06, or 0.35%, from $17.13 at December 31, 2015 to $17.19 at June 30, 2016.

Merger Update
On April 4, 2016, Chicopee Bancorp, Inc. and Westfield Financial, Inc. announced the execution of a definitive agreement and plan of merger whereby the Company will merge into Westfield Financial, Inc. The merger will create the largest locally managed bank in Hampden County, Massachusetts and the second largest bank in terms of deposit market share in the county.  The combined company will have total assets of $2.1 billion, tangible equity of over $215 million and 21 branch locations serving customers throughout western Massachusetts and northern Connecticut.

The transaction, currently expected to close in the fourth quarter of 2016, is subject to customary conditions, including the approval of bank regulatory agencies and shareholders of both companies. The merger continues on track and we are excited about the potential of our combined bank. We believe our collective banking experience and mutual focus on exceptional customer service will create the premier business banking franchise in our market area.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

The payment of dividends is at the discretion of the Board of Directors and nothing contained herein should be interpreted as a commitment to pay future dividends.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
	June 30,	December 31,
ASSETS	2016	2015
	(Unaudited)

Cash and due from banks	$8,740	$9,975
Federal funds sold	4,619	4,613
Interest-bearing deposits with the Federal Reserve Bank of Boston	20,933	13,641
Total cash and cash equivalents	34,292	28,229

Available-for-sale securities, at fair value	406	426
Securities held-to-maturity, at cost	31,591	32,229
Federal Home Loan Bank stock, at cost	4,225	4,764
Loans held for sale	596	296
Loans receivable, net of allowance for loan losses ($5,743 at June 30, 2016
and $5,615 at December 31, 2015)	599,296	580,959
Other real estate owned	1,061	1,435
Mortgage servicing rights	158	192
Bank owned life insurance	15,044	14,881
Premises and equipment, net	8,305	8,509
Accrued interest receivable	1,728	1,668
Deferred income tax asset	3,787	3,780
Other assets	1,300	1,206
Total assets	$701,789	$678,574

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$116,463	$102,424
NOW accounts	46,967	45,228
Savings accounts	54,872	52,359
Money market deposit accounts	125,459	116,226
Certificates of deposit	196,873	190,872
Total deposits	540,634	507,109

Advances from Federal Home Loan Bank	70,454	81,330
Accrued expenses and other liabilities	948	861
Total liabilities	612,036	589,300

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued;
5,222,339 and 5,210,739 shares outstanding at June 30, 2016 and December 31, 2015)	72,479	72,479
Treasury stock, at cost ( 2,217,029 and 2,228,629 shares at June 30, 2016 and December 31, 2015)	(30,169)	(30,327)
Additional paid-in capital	4,289	4,111
Unearned compensation (restricted stock awards)	-	(1)
Unearned compensation (Employee Stock Ownership Plan)	(2,827)	(2,976)
Retained earnings	45,957	45,951
Accumulated other comprehensive income	24	37
Total stockholders' equity	89,753	89,274
Total liabilities and stockholders' equity	$701,789	$678,574

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Interest and dividend income:
Loans, including fees	$6,143	$5,877	$12,196	$11,481
Interest and dividends on securities	385	376	773	753
Other interest-earning assets	28	20	60	39
Total interest and dividend income	6,556	6,273	13,029	12,273

Interest expense:
Deposits	750	703	1,477	1,415
Other borrowed funds	297	317	603	581
Total interest expense	1,047	1,020	2,080	1,996

Net interest income	5,509	5,253	10,949	10,277
Provision for loan losses	121	207	176	607
Net interest income, after provision for loan losses	5,388	5,046	10,773	9,670

Non-interest income:
Service charges, fees and commissions	633	584	1,222	1,099
Loan sales and servicing, net	60	77	135	116
Loss on sale of other real estate owned	20	-	21	-
Other real estate owned writedowns	-	-	(104)	-
Income from bank owned life insurance	78	87	163	175
Total non-interest income	791	748	1,437	1,390

Non-interest expenses:
Salaries and employee benefits	2,701	2,571	5,409	5,107
Occupancy expenses	384	370	804	844
Furniture and equipment	155	168	308	349
FDIC insurance assessment	103	118	209	241
Data processing	447	431	911	842
Professional fees	128	202	339	380
Advertising	160	144	320	289
Stationery, supplies and postage	55	56	143	132
Foreclosure expense	78	94	163	254
Merger related expenses	775	-	775	-
Other non-interest expense	602	620	1,250	1,206
Total non-interest expenses	5,588	4,774	10,631	9,644

Income before income tax expense	591	1,020	1,579	1,416
Income tax expense	370	278	661	360
Net income	$221	$742	$918	$1,056

Earnings per share:
Basic	$0.04	$0.15	$0.19	$0.21
Diluted	$0.04	$0.15	$0.19	$0.21
Adjusted weighted average common shares outstanding
Basic	4,924,764	4,943,290	4,919,896	4,942,965
Diluted	4,924,886	5,018,601	4,920,162	5,015,703

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Operating Results:
Net interest income	$5,509	$5,253	$10,949	$10,277
Loan loss provision	121	207	176	607
Non-interest income	791	748	1,437	1,390
Non-interest expense	5,588	4,774	10,631	9,644
Net income	221	742	918	1,056

Performance Ratios:
Return on average assets	0.13%	0.45%	0.27%	0.33%
Return on average equity	0.98%	3.34%	2.04%	2.40%
Interest rate spread	3.29%	3.32%	3.30%	3.31%
Net interest margin (1)	3.51%	3.52%	3.52%	3.52%
Non-interest income to average assets	0.46%	0.45%	0.42%	0.43%
Non-interest expense to average assets	3.24%	2.89%	3.17%	2.98%
GAAP Efficiency Ratio (2)	88.7%	79.6%	85.8%	82.7%
Non-GAAP efficiency ratio (3)	85.8%	76.5%	82.2%	79.4%
Non-GAAP efficiency ratio, excluding merger related expenses (3)	73.9%	76.5%	76.2%	79.4%
Average Equity to Average Assets	13.0%	13.4%	13.1%	13.6%

Per Share Data:
Diluted earnings per share	$0.04	$0.15	$0.19	$0.21
Cash Dividend per share	$0.09	$0.08	$0.18	$0.15
Dividend Yield			1.97%	1.75%
Stock price at period end			$18.26	$17.10
Tangible Book value per share at period end			$17.19	$16.84

	At June 30,	At December 31,
	2016	2015

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.95%	0.96%
Allowance for loan losses as a percent of total non-performing loans	81.63%	87.78%
Net charge-offs to average loans	0.01%	0.04%
Non-performing loans as a percent of total loans	1.16%	1.09%
Non-performing assets as a percent of total assets	1.15%	1.15%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.

(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income plus total non-interest income.

(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Non-interest expenses	$5,588	$4,774	$10,631	$9,644
Tax equivalent net interest income	5,743	5,496	11,419	10,763
Non-interest income	791	748	1,437	1,390
Add back:
Loan sales and servicing, net	-	-	-	-
Other non-interest income	-	-	-	-
Net gain on sale of securities	-	-	-	-
Loss on sale of other real estate owned	(20)	-	83	-
Total income included in calculation	6,514	6,244	12,939	12,153
Non-interest expenses divided by total income	85.8%	76.5%	82.2%	79.4%
Add back: Merger Related Expenses:	$775	$-	$775	$-
Non-interest expenses divided by total income (excludes merger related expenses)	73.9%	0.0%	76.2%	-

Contacts:

Chicopee Bancorp, Inc.
Guida R. Sajdak
Chief Financial Officer and Senior Vice President
413-594-6692
gsajdak@chicopeesavings.com